Exhibit 99.1

Conference Call Script February 6, 2007

Operator introduces Mike Kirksey, SIRVA CFO

Mike: Thanks [insert operator’s name] and good morning everyone.

SIRVA’s CEO, Brian Kelley; and I are pleased to speak with you today.

If you haven’t seen the news release we issued last week, you can find it at our SIRVA.com web site.    In addition, we have filed both the press release and the script for this call with the SEC in a current report on Form 8-K.

Before we begin, I need to mention that certain statements made on the call today may be considered to be projections or “forward looking” statements.  Words such as “expects,” “believes,” “anticipates,” “plans,” “will,” “estimates,” “projects,” or variations of such words are generally part of forward-looking statements.  These statements are just predictions based on management’s current expectations and beliefs about future developments and their potential effects on our business, and these statements involve risks and uncertainties such that actual results may differ materially.  I’d like to refer you to the statement about forward-looking information contained in last week’s news release as well as the caption “Risk Factors” and other risks described in our 2005 Annual Report on Form 10-K.

Also, the Company is in the process of performing various closing procedures, as well as finalizing certain open items for 2006.  The completion of these procedures could result in significant adjustments to the preliminary amounts reported in this call.  Therefore, all results reported in this call for 2006 should be considered preliminary until SIRVA completes these procedures and files its quarterly reports on Form 10-Q for 2006.

In addition, during today’s call, we will be using certain non-GAAP financial measures, which should be considered in addition to, and not in lieu of, GAAP measures.  The required disclosures, including explanation of the non-GAAP measures and reconciliation of these non-GAAP measures with their most directly comparable GAAP measures are provided in the press release.

Brian will first discuss the overall operational and strategic points and then I will cover the financial details.

With that, I’ll turn the call over to Brian.

Brian Kelley: Thank you, Mike, and good morning everyone.

As many of you know, over the past two years, we as a company have been dealing with a number of issues, each of which are significant in their own right … but together created somewhat of a perfect storm...

•                  the financial reporting challenges that followed our restatement and investigation

•                  an unprecedented market decline in the UK moving market in ‘05 and,…

•                  a softening real estate market here in the US throughout ‘06

The impact of these issues has been very public, as you all are aware.

What has not been as evident, however, is the significant progress we have made across the organization in dealing with each of these issues:

•                  From a financial reporting standpoint, we have now put much of our filing backlog behind us and expect to become a current filer as soon as possible.

•                  From an operating standpoint, we have made significant progress in improving the key drivers of Fixed Fee Margin in our relocation business. Those are our risk management processes, supplier network processes, customer management capabilities and operating center controls.  We have also made improvements in our moving business that should enhance productivity and generate market share growth.  Our goal is to ensure we have the capability to profitably grow our business regardless of the state of the U.S. housing market.

•                  And, from a financing standpoint, we made progress in better aligning our capital structure to absorb the variability of home inventory in our Relocation business.

Because of this progress - and in spite of what is expected to be a continued soft real estate market here in the US - we can now look forward… with a focus on continuing to build on our strong value proposition in the relocation solutions market.

Mike will go through our 2006 nine month results in a bit.  I would like to focus my remarks on the key developments in 2006 and where we are focusing operationally in 2007, by business segment.

Let’s start withMoving Services Europe and Asia Pacific, which was the success story operationally in 2006.

•                  What we began in 2005 - - right sizing the European cost base in response to the weakened market conditions there  — - paid off in 2006.

•                  We generated positive EBITDA in Europe through the first nine months of 2006, a $13mm improvement year over year on slight revenue growth of 1%.

•                  Gross margin percentage across Europe increased 210 basis points versus the same period in ‘05.

•                  Operating Expenses in Europe as a percentage of revenue improved by 570 basis points as we reduced operating expenses by 12%.

•                  And we remain on a path to deliver over $20 million in EBITDA improvement in 2006.

•                  As we look to 2007, against a stable market backdrop, we will continue to pursue further reductions in our asset intensity in the European continent and we look to continue to improve operating margins across Europe.

•                  In Asia-Pac, we improved gross margin percentage by 20 basis points and reduced operating expenses by 6% in the first nine months of 2006 to yield a 38% improvement in EBITDA.  We expect a stable market in ‘07 throughout our Asia-Pac region and look to moderately improve both gross margins and cost productivity.

Moving Services North America

•                  In our Moving Service North America segment, we felt the challenges of the soft housing market here in the US.  Our shipment volumes were off by 10% through the first nine months, in line with home sale declines in the market.  While volume was roughly flat in our corporate channel, military and consumer shipments both declined by double-digits.

•                  These shipment declines were partially offset by a 4% price increase, led by a 6% increase in the corporate channel and a 3% increase in the consumer channel.

•                  We were able to offset these weak market conditions through better operating performance, and a reduction in G&A expenses and claims.

•                  So, we managed to generate a slight year over year increase in EBITDA in the first nine months of the year.

•                  And for 2007, we have set out to drive the next level of operating efficiency between our two major brands (Allied and North American).

This will require modest up-front investment, but will be well worth it in terms of potential run-rate cost savings.

•                  In addition, we expect to gain market share by utilizing our 2 biggest growth drivers in our moving business.

-                    The first is the fact that our Relocation business continues to grow and deliver more shipments to our agent partners.  In the first 9 months of 2006, SIRVA Relocation volume to our moving brands was up 18% over the previous year.  SIRVA Relocation is now our single largest moving customer.

-                    The second driver of growth is our lead management program which now generates 21% of our US domestic consumer moving volume and grew 19% over last year.  This is a marketing effort we undertook to generate consumer moves for our brands. Its 18 months old and now delivers 1 out of 5 of our consumer moves.

Global Relocation

Our Relocation business total revenue grew by 12% in the first 3 quarters of ‘06, with homesale revenues up 13% and services revenue up 11%.  This growth was driven by a 25% increase in Fixed Fee initiations (traditional were flat) and an 11% increase in Fixed Fee closings.  But total gross margin dollars decreased by 7%, driven by more fixed fee homes coming into our inventory and a greater loss on sale for each inventory home.

To better explain the dynamics of how this housing market impacted our Fixed Fee business, and the changes we’ve made to improve our margins in the face of it, there are 3 key metrics to track: 1) the volume of closings (volume is up 11% for the first 9 months of 2006); 2) the % of homes entering our inventory (this percentage was 20.5% in ‘06 versus 14.3% in ‘05) and 3) the % loss on sale for each inventory home (this loss % was 5.3% in ‘06 versus 2.7% in ‘05).  The combination of these factors cost us $17mm in operating income in the first 9 months of 2006 versus 2005.

Throughout 2006, we spoke of our focus on a number of the key operating levers that can improve our Relocation performance - - even in a tough market - - and we have made significant progress in each of the 3 key areas that are required: 1) Risk Management, 2) Customer Management and 3) Operating Center Controls.  Importantly, each of these are improvements to our Fixed Fee product that also benefit our traditional clients as we help them manage their costs more effectively.

1) Risk Management — We are focused on 3 core processes within risk management:

-                    Ensuring our real estate brokers effectively advise transferees to realistically list their homes at a price that will sell.  We call this the BMA process (Broker Market Analysis).

-                    Secondly, we are focused on ensuring that our home appraisals (which determine the price at which we agree to buy the home from a transferee) are accurate, realistic and reflective of current local market conditions.

-                    And thirdly, we are individually managing each inventory home to balance the speed and price at which we sell the home.  So, we are personally managing each property from start to finish.

Each of these requires us to work closely with our supplier network partners - - the realtors, appraisers, inspectors, movers, title companies and the rest to ensure we deliver the high quality services our customer expects and the cost efficiency they and we demand.

2.             Customer Management — Over the last 8 months we have remodeled the way we structure customer contracts, price our Fixed Fee and Traditional products and target new client prospects.  This provides us the ability to give our customers the quality and flexibility they need along with better risk management and profitability for us.  In addition, we are bringing to our clients better market knowledge, sharper data and real best practices in policies and procedures that mutually benefit us and our clients.

3.             Operating Center Controls — In today’s tough housing market it is very important that our counselors are well-trained, up-to-date and in constant communication with our clients and transferees so that they can help our customers better manage through the inherently challenging process of relocation.

We expect all of these improvements to make a positive impact on our relocation business in 2007.

Now let me turn it over to Mike for the detailed financial results through the first 3 quarters of 2006.

Mike Kirksey:  Thank you, Brian

I would like to take you through segment performance for the nine months in more detail.  I will focus my comments on normalized earnings as outlined in the press release we issued last week, which excludes discontinued operations and the unusual items.

Global Relocation

•                  Relocation closing volumes overall were flat versus year ago levels, but our mix continued to shift toward fixed fee. Fixed fee closings were up 11%, while traditional closings declined 5%.

•                  As a result, homesale revenue, which reflects the total value of all home sales closed in our fixed fee product, grew 13% through the first 9 months of 2006, to $1.3 billion.

•                  Services revenue, which includes the fees we charge the corporate clients, was up 11%, to $273.8 million, from $245.9 million in the year ago period.

•                  From a gross margin perspective, overall gross margin through the first 9 months of 2006 was $78.3 million, down $5.6 million, or 7%, from $83.9 million last year.

•                  Looking at gross margin in its two components,

•                  Services gross margin, which includes all costs of sale other than inventory loss, was $103.4 million, up $11.2 million or 12%, as compared to $92.2 million a year ago driven by the growth in fixed fee closing volume.

•                  However, homesale gross margin through the first nine months of 2006, was a loss of $25.1 million as compared to a loss of $8.3 million in the same period a year ago.  This is reflective of a loss on sale for homes entering inventory of 5.3% for the first nine months of 2006, compared to 2.7% in 2005.

•                  The $17 million in additional homesale losses in 2006 reflects both a higher percentage of fixed fee homes that went into inventory, as well as higher average losses.  As Brian mentioned, this was primarily the result of a generally softening real estate market.  Improving our risk management process and the resulting cost of inventory remains a big opportunity for us in 2007.

•                  G&A expenses in Relocation were  $61 million, essentially flat versus year ago levels, resulting in operating income of $17.6 million, down $5.2 million from $22.8 million a year ago.

•                  EBITDA through the first nine months was $27.1 million, versus $33.3 million in the first nine months of 2005.

North America Moving Services

•                  Revenue declined 5% to $1.0 billion, from $1.1 billion in the first nine months of 2005.  Shipment volume was down 10% versus last year reflecting the softening real estate market here in the US.  These volume impacts were partially offset by a healthier pricing environment, as average revenue per shipment rose 4%.

•                  Purchased transportation expense was $858.3 million versus $898.8 million in the first nine months of 2005, also down approximately 5%.

•                  As a result, net revenue, or revenue less PTE expense, was $185.1 million, a decline of $12.4 million, or 6% versus $197.5 million in 2005.

•                  However, better claims performance through the first nine months helped offset the reduction in net revenue, resulting in gross margins of $100.6 million, or down only 1% from the first nine months of 2005.

•                  Operating expenses, in our North America Moving Services segment decreased $1.9 million, or 2%, to $79.3 million.

•                  Better claims performance and operating cost management enabled North America Moving Services to post a 4% increase in operating income, to $21.3 million versus $20.5 million in 2005, despite the difficult market conditions.

•                  EBITDA through the first nine months was $28.8 million, versus $28.3 million in the same period in 2005.

Moving Services Europe and Asia Pacific

•                  For the first nine months of 2006, operating revenue was $304.7 million, up $3.3 million, or 1%, from $301.4 million for the same period in 2005, reflecting the stabilization of the UK and other European markets.

•                  Reflecting the significant expense reduction initiatives within both gross margin and G&A, we reduced normalized operating loss through the first nine months by $18.7 million, to a loss of $(4.2) million versus a loss of $(22.9) million in 2005.

•                  Gross margins improved to $96.3 million, or 31.6% of revenue, from $90.7 million, or 30.1% of revenue in 2005.

•                  G&A expenses through the first nine months, at $102.4 million, were $10.6 million, or 9% lower than $113.0 million in 2005.

•                  EBITDA through the first nine months was a positive $6.8 million, versus a loss of $(8.9) million in 2005.

Corporate Segment

Within our corporate segment, we reported an operating loss of $(19.1) million through the first nine months of 2006, versus a loss of $(7.3) million for the same period in 2005.

As you know, in 2006 we incurred higher than run-rate professional fees associated with closing out the 2005 audit as well as legal fees associated with the shareholder lawsuit and SEC investigation.

In 2007, we expect to return to a more normal level of professional fees, which we anticipate will reduce the Corporate spend by approximately $7-8 million.

Turning back to a total SIRVA perspective, normalized operating income from continuing operations was $15.7 million for the first nine months of 2006, versus $13.2 million for the same period in 2005.  Included in the nine month results are charges related to stock options of $2.6 million in the first nine months of 2006 compared to $0.8 million in 2005.  The $44.0 million of normalized EBITDA reported in the press release also includes these changes.

Total depreciation and amortization expense for the first nine months of 2006 was $27.9 million, or $4.3 million lower than the $32.2 million in 2005, due primarily to asset reductions within Europe and Asia Pacific.

As a result, normalized EBITDA from continuing operations for the first nine months of 2006 was $44.0 million, compared to $45.3 million for the same period in 2005.

Our guidance for the full year 2006 remains in the range of $45-55 million provided on December 5.

At this point, we will not be providing specific guidance ranges for 2007.  We will wait until we have more clarity on the direction of the North American real estate market.  In 2007, we expect volume growth in our Relocation business from customer wins during 2006. Also, we expect continued improvement in European results as a full year impact of cost reductions and market stability are seen.  Lower corporate costs from reduced professional fees are also expected.  We are also focused on other cost reduction activities across our businesses.

Capital Structure

Now, let me switch gears a bit and address our balance sheet.

In 2006, we took some important steps forward in aligning our capital sources to absorb the variability of relocation home inventory.

The first step came in the form of the $75 million convertible securities financing we completed last September.  This enabled us to re-set the revolver following:

1.               two years of large investigation-related expenditures, and

2.               the upward trend of cash invested in home inventory as we exited the summer

The proceeds of the convertible securities offering were used to pay down the term loan by $30 million — to $323  million and reduce our revolver balance by over $40 million, adding an additional layer of liquidity.

As a result of this transaction, our September 30 operating debt, which excludes our mortgage and home equity financing products, was $485 million, reflecting the following:

•                  $323 million of term debt

•                  $75 million convertible securities financing

•                  $73 million of revolver

•                  $14 million of capitalized leases and other

In the fourth quarter, we took additional steps toward our goal of a more efficient funding of the Relocation business.  We have made great progress toward this goal for equity advances and general corporate receivables by funding them through our dedicated securitization facility, which in the fourth quarter we improved to a 95% advance rate.

However, we needed a financing vehicle that was capable of financing the other high quality asset of the Relocation business — homes in inventory.

Historically, we have averaged approximately 35% of home value being SIRVA cash invested in each inventory home.  However, as our GSA business increased in 2006, we began taking a large number of government homes into inventory due to their short put dates.

In the 4th quarter of 2006, we achieved our first inventory financing vehicle which allows us to effectively put a new mortgage on homes in our inventory portfolio with an advance rate of 90%.  This provided us with an additional $40 million of liquidity during the fourth quarter as we used this new home finance facility instead of traditional revolver-based financing.  I view this facility as more product financing just like our mortgage business and our securitization of equity advances, an efficient way to offer financial products to our customers.

We now have more opportunities to add more home financing facilities of this type to our capability and together with the more efficient receivables securitization, turn these relocation product offerings into a self-financing model, reducing significantly the impact of home inventory on our operating debt.

So in total, we expect the combination of this new facility and other similar opportunities in 2007 to improve home financing to reduce our average invested cash per home down to near 20% by the end of 2007.

The combination of our Relocation financing improvements combined with year-end being the low point during the year,  our revolver ended 2006 at $29 million.  We expect our revolver to range between $80 and $120 million during 2007 depending on the season and timing of new home finance opportunities.

With these steps to improve our balance sheet accomplished, our 2007 goals are:

1.               Expand the inventory financing vehicle through a similar approach — we believe there is market capacity to accomplish this, and we have interested parties.

2.               Reduce our cost of capital through a refinancing of our credit facility.  We are just in the beginning stages of this effort but believe with our financial reporting improvements and the current markets there are opportunities for improvement in structure and cost.

With that, I will turn the call back over to Brian for some closing comments.

Brian Kelley:  Thanks Mike.

In summary, despite the challenges, 2006 was a year of substantial progress for us, both operationally and financially.

We enter 2007 with:

•                  Solid momentum in our financial reporting with an eye on becoming current as soon as possible.

•                  A home financing approach capable of absorbing further pressures in the real estate markets.

•                  A significantly improved operating capability for our Fixed Fee product that gives us sharper Risk Management, Supplier Network Management, Customer Management and Operating Controls.

And our 2007 operating objectives are clear:

•                  Continue to sharpen our fixed fee product and our balance sheet through both operational and financial initiatives

•                  Reduce North America cost structure

•                  Reduce cost of capital through credit facility refinance

•                  Continue to drive for operating model improvements in our relocation and moving businesses

•                  Return to regular communications with stakeholders

We continue to have much to do, but I know I speak for all of our associates around the world when I say that we are excited to be able to look forward and attack the challenges ahead.

We will now take your questions.